AGENCY DISCLOSURE STATEMENT

EQUAL HOUSING OPPORTUNITY

The real estate agent who is providing you with this form is required to do so by Ohio law. You will not be bound to pay the agent or the agent's brokerage by merely signing this form. Instead, the purpose of this form is to confirm that you have been advised of the role of the agent(s) in the transaction proposed below. (For purposes of this form, the term "seller" includes a landlord and the term "buyer" includes a tenant.)

Property Address: 200 Regency Square, Hamilton Township, OH 45039

Buyer(s): Jeff Talbert on behalf of Arrived Holdings Inc

Seller(s): Joshua and Erika Greatorex

I. TRANSACTION INVOLVING TWO AGENTS IN TWO DIFFERENT BROKERAGES

The buyer will be represented by Larry D Patton (AGENT(S)), and Keller Williams (BROKERAGE).

The seller will be represented by Jessica Back (AGENT(S)), and Sibcy Cline (BROKERAGE).

II. TRANSACTION INVOLVING TWO AGENTS IN THE SAME BROKERAGE

If two agents in the real estate brokerage ______
represent both the buyer and the seller, check the following relationship that will apply:

☐ Agent(s)______ work(s) for the buyer and Agent(s)______ work(s) for the seller. Unless personally involved in the transaction, the principal broker and managers will be "dual agents," which is further explained on the back of this form. As dual agents they will maintain a neutral position in the transaction and they will protect all parties' confidential information.

☐ Every agent in the brokerage represents every "client" of the brokerage. Therefore, agents ______ and ______ will be working for both the buyer and seller as "dual agents." Dual agency is explained on the back of this form. As dual agents they will maintain a neutral position in the transaction and they will protect all parties' confidential information. Unless indicated below, neither the agent(s) nor the brokerage acting as a dual agent in this transaction has a personal, family or business relationship with either the buyer or seller. If such a relationship does exist, explain: ______.

III. TRANSACTION INVOLVING ONLY ONE REAL ESTATE AGENT

Agent(s) ______ and real estate brokerage ______ will

☐ be "dual agents" representing both parties in this transaction in a neutral capacity. Dual agency is further explained on the back of this form. As dual agents they will maintain a neutral position in the transaction and they will protect all parties' confidential information. Unless indicated below, neither the agent(s) nor the brokerage acting as a dual agent in this transaction has a personal, family or business relationship with either the buyer or seller. If such a relationship does exist, explain: ______.

☐ represent only the (check one) ☐ **seller** or ☐ **buyer** in this transaction as a client. The other party is not represented and agrees to represent his/her own best interest. Any information provided the agent may be disclosed to the agent's client.

CONSENT

I (we) consent to the above relationships as we enter into this real estate transaction. If there is a dual agency in this transaction, I (we) acknowledge reading the information regarding dual agency explained on the back of this form.

DocuSigned by: Jeff Talbert DA0BABF2CF604E4...	11/30/2022	Joshua Greatorex	11-30-2022
BUYER/TENANT	DATE	SELLER/LANDLORD	DATE
		Erika Greatorex	11-30-2022
BUYER/TENANT	DATE	SELLER/LANDLORD	DATE

DUAL AGENCY

Ohio law permits a real estate agent and brokerage to represent both the seller and buyer in a real estate transaction as long as this is disclosed to both parties and they both agree. This is known as dual agency. As a dual agent, a real estate agent and brokerage represent two clients whose interests are, or at times could be, different or adverse. For this reason, the dual agent(s) may not be able to advocate on behalf of the client to the same extent the agent may have if the agent represented only one client.

As a dual agent, the agent(s) and brokerage shall:

- Treat both clients honestly;
- Disclose latent (not readily observable) material defects to the purchaser, if known by the agent(s) or brokerage;
- Provide information regarding lenders, inspectors and other professionals, if requested;
- Provide market information available from a property listing service or public records, if requested;
- Prepare and present all offers and counteroffers at the direction of the parties;
- Assist both parties in completing the steps necessary to fulfill the terms of any contract, if requested.

As a dual agent, the agent(s) and brokerage shall not:

- Disclose information that is confidential, or that would have an adverse effect on one party's position in the transaction, unless such disclosure is authorized by the client or required by law;
- Advocate or negotiate on behalf of either the buyer or seller;
- Suggest or recommend specific terms, including price, or disclose the terms or price a buyer is willing to offer or that a seller is willing to accept;
- Engage in conduct that is contrary to the instructions of either party and may not act in a biased manner on behalf of one party.

Compensation: Unless agreed otherwise, the brokerage will be compensated per the agency agreement.

Management Level Licensees: Generally, the principal broker and managers in a brokerage also represent the interests of any buyer or seller represented by an agent affiliated with that brokerage. Therefore, if both buyer and seller are represented by agents in the same brokerage, the principal broker and manager are dual agents. There are two exceptions to this. The first is where the principal broker or manager is personally representing one of the parties. The second is where the principal broker or manager is selling or buying his own real estate. These exceptions only apply if there is another principal broker or manager to supervise the other agent involved in the transaction.

Responsibilities of the Parties: The duties of the agent and brokerage in a real estate transaction do not relieve the buyer and seller from the responsibility to protect their own interests. The buyer and seller are advised to carefully read all agreements to assure that they adequately express their understanding of the transaction. The agent and brokerage are qualified to advise on real estate matters. IF LEGAL OR TAX ADVICE IS DESIRED, YOU SHOULD CONSULT THE APPROPRIATE PROFESSIONAL.

Consent: By signing on the reverse side, you acknowledge that you have read and understand this form and are giving your voluntary, informed consent to the agency relationship disclosed. If you do not agree to the agent(s) and/or brokerage acting as a dual agent, you are not required to consent to this agreement and you may either request a separate agent in the brokerage to be appointed to represent your interests or you may terminate your agency relationship and obtain representation from another brokerage.

Any questions regarding the role or responsibilities of the brokerage or its agents should be directed to:

Ohio Department of Commerce
Division of Real Estate & Professional Licensing
77 S. High Street, 20th Floor
Columbus, OH 43215-6133
(614) 466-4100

EQUAL HOUSING OPPORTUNITY

Effective 02/10/19

Contract to Purchase

Adopted by the
CINCINNATI AREA BOARD OF REALTORS®
DAYTON AREA BOARD OF REALTORS®
For exclusive use by REALTORS®.
This is a legally binding contract. If not understood, seek legal advice.
For real estate advice, consult a REALTOR®.

REALTOR® EQUAL HOUSING OPPORTUNITY

11/23/2022 (date).

1. PROPERTY DESCRIPTION: I/We ("Buyer") offer to purchase from Seller ("Seller") the following described property: Address 200 Regency Sq City/Township Maineville, Ohio, Zip Code 45039, County Warren County, Further described as: 17-34-113-004-0 ("Real Estate").

2. PRICE AND TERMS: Buyer hereby agrees to pay $~~270,000.00~~ xxxxxxxxxxxxxx $275,000 JG EG ("Purchase Price") for the Real Estate, payable as follows:

a) **EARNEST MONEY: For purposes of this clause, time is of the essence.** $ 10,000.00 ("Earnest Money") shall be submitted for deposit with Servicelink within 5 calendar days of the Contract Acceptance Date, as hereinafter defined ("Contract"), in a trust account pending the final settlement and conveyance of the purchase and sale of the Real Estate contemplated in this Contract ("Closing"), or returned to the Buyer if this offer is not accepted in writing. Written acknowledgement of Earnest Money Deposit ❑ is included [X] shall be provided to Listing REALTOR® or Seller within 5 calendar days of the Contract Acceptance Date. If acknowledgement of Earnest Money is not provided as stated herein, then Seller, by Seller's sole option, may, by written notice to selling REALTOR® or Buyer, terminate this Contract. Any disbursement of Earnest Money shall be in compliance with Ohio R.C. 4735.24, which includes the following stipulations: The Earnest Money shall be disbursed as follows: (i) if the transaction is closed, the Earnest Money shall be applied to Purchase Price (may be retained by brokerage and credited toward brokerage commission owed) or as directed by Buyer or (ii) if either party fails or refuses to perform, or if any contingency is not satisfied or waived, the Earnest Money shall be (a) disbursed in accordance with a release of earnest money ("Release") signed by all parties to the Contract or (b) in the event of a dispute between the Seller and Buyer regarding the disbursement of the Earnest Money, the broker is required by law to maintain such funds in his trust account until the broker receives (a) written instructions signed by the parties specifying how the Earnest Money is to be disbursed or (b) a final court order that specifies to whom the Earnest Money is to be awarded. If the Real Estate is located in Ohio, and if within two years from the date the Earnest Money was deposited in the broker's trust account, the parties have not provided the broker with such signed instructions or written notice that such legal action to resolve the dispute has been filed, the broker shall return the Earnest Money to the Buyer with no further notice to the Seller. Both Buyer and Seller acknowledge and agree that, in the event of a dispute between Buyer and Seller as to entitlement of the Earnest Money, the REALTORS® will not make a determination as to which party is entitled to the Earnest Money.

b) **BALANCE:** The balance of the Purchase Price shall be paid by wire transfer, certified, cashier's, official bank, attorney or title company trust account check on date of Closing, subject to the terms of applicable law.

3. FINANCING CONTINGENCY: Buyer intends to use the Real Estate for the following purpose: ❑ Owner-occupied ❑ Rental ❑ Other: ______________.

[X] **CASH:** Buyer shall provide written confirmation of available funds on verifiable document from funding source within 1 calendar days of the Contract Acceptance Date. If Buyer fails to provide such documentation, then Seller may, by written notice to selling REALTOR® or Buyer, terminate this Contract. Buyer has the right to obtain an appraisal of the Real Estate by a licensed appraiser within 21 calendar days beginning the day following the Contract Acceptance Date.

❑ **CONVENTIONAL LOAN:** The Buyer's obligation to close this transaction is contingent upon Buyer applying for and obtaining: (a) ❑ fixed ❑ adjustable or ❑ other first mortgage loan on the Real Estate, (b) in an amount not to exceed ____________% of the Purchase Price, (c) at an interest rate ❑ at prevailing rates and terms ❑ not to exceed ____________%, (d) for a term of not less than ________________ years or at a higher rate or shorter term agreeable to Buyer.

❑ **FHA/VA**: The Buyer's obligation to close this transaction is contingent upon Buyer applying for and obtaining (a) ❑ FHA, [(1) ❑ fixed or (2) ❑ adjustable] (including FHA closing costs) or ❑ VA (including VA funding fee) first mortgage loan in the maximum allowable amount (b) at an interest rate ❑ at prevailing rates and terms ❑ not to exceed _________%, (c) for a term of not less than _______ years or at a higher rate or shorter term agreeable to Buyer. ❑ Buyer has been provided the FHA **For Your Protection: Get a Home Inspection** disclosure. *When the Buyer is financing through FHA or VA, the Seller may be required to pay for certain fees. Check with your lending institution. Whole house inspection fees may be paid by the VA Buyer, but must be paid outside of the Closing. On FHA/VA contracts, the appraiser is not deemed to be a whole house inspector.*

❑ **OTHER FINANCING: SEE ATTACHED ADDENDUM** ______________________________

Settlement Charges: In addition to costs incurred in order for the Seller to fulfill the terms of the Contract and to provide marketable title, Seller agrees to pay actual settlement charges on behalf of the Buyer, including, but not limited to, discount points, closing costs, pre-paids and any other fees allowed by Buyer's lender in an amount not to exceed, N/A.

Financing Timeframe: IF BUYER FAILS TO PROVIDE CONFIRMATION THAT BUYER HAS COMPLETED ANY OF THE REQUIREMENTS OF THE FINANCING TIMEFRAME, AS SET FORTH IN SUBSECTIONS (a) THROUGH (c) below, THEN SELLER MAY, AT SELLER'S SOLE DISCRETION, BY WRITTEN NOTICE TO SELLING REALTOR® OR BUYER, TERMINATE THIS CONTRACT.

(a) Buyer financing qualification letter based upon initial credit check and preliminary information provided by Buyer stating that such qualification ❑ is ❑ is not contingent upon the closing of Buyer's other real estate and ❑ is attached ❑ is not attached ❑ shall be provided within __________ calendar days of the Contract Acceptance Date.

(b) Buyer shall complete a loan application, which shall include providing selected lender, with *"intent to proceed"*, including payment for appraisal (if necessary), within __________ calendar days of the Contract Acceptance Date and will make a diligent effort to obtain financing.

(c) Buyer or Buyer's lender shall notify Listing REALTOR® or Seller, in writing, that a loan approval has been obtained or waived within __________ calendar days of the Contract Acceptance Date.

BUYER IS RELYING ON BUYER'S OWN UNDERSTANDING OF FINANCING TO BE OBTAINED AND PROCESSES REQUIRED BY A LENDER AS WELL AS THE LEGAL AND TAX CONSEQUENCES THEREOF, IF ANY.

4. APPRAISAL CONTINGENCY: Buyer's obligation to close this transaction is contingent upon Real Estate appraising at or above final sales price of the Real Estate. Buyer has the right to obtain, at Buyer's expense, an independent appraisal performed by an appraiser licensed in Ohio. In the event the Real Estate does not obtain an appraised value (by either Buyer's or Lender's appraiser) equal to or greater than the Purchase Price, Buyer shall have the right to terminate this Contract by delivering written notice to Seller on or before the expiration of (i) the time-frame set forth in Section 3 above for obtaining an appraisal in connection with a cash sale or (ii) the time-frame set forth in Section 3 above for obtaining a loan approval (such applicable time period being referred to as the "Appraisal Contingency Period"). If Buyer does not deliver written notice to Seller that Buyer is terminating the Contract prior to the expiration of the Appraisal Contingency Period, then Buyer's right to terminate this Contract due to appraised value shall be deemed waived. **Seller shall have ALL utilities servicing the Real Estate on during the appraisal inspection.**

5. INCLUSIONS/EXCLUSIONS OF SALE: The Real Estate shall include the land, together with all improvements thereon, all appurtenant rights, privileges, easements, fixtures, and all of, but not limited to, the following items if they are now located on the Real Estate and used in connection therewith: electrical; plumbing; heating and air conditioning equipment, including window units; bathroom mirrors and fixtures; shades; blinds; awnings; window rods; window/door screens, storm windows/doors; shrubbery/landscaping; affixed mirrors/floor covering; wall-to-wall, inlaid and stair carpeting (attached or otherwise); fireplace inserts/grates; fireplace screens/glass doors; wood stove; gas logs and starters; television and/or sound system mounting brackets (excluding televisions and/or sound system), aerials/rotor operating boxes/satellite dishes (including non-leased components); water softeners; water purifiers; central vacuum systems and equipment; garage door openers/operating devices; the following **built-in** appliances: ranges/ovens/microwaves/refrigerators/dishwashers/garbage disposers/trash compactors/humidifiers; all security alarm systems and controls; all affixed furniture/fixtures; utility/storage buildings/structures; inground/above ground swimming pools and equipment; swing sets/play sets; affixed basketball backboard/pole; propane tank/oil tank and contents thereof; electronic underground fencing transmitter and receiver collars; and parking space(s) number(s) ____________ and storage unit number ____________ (where applicable); **except the following: which are leased in whole or in part** (please check appropriate boxes); ❑ water softener; ❑ security/alarm system; ❑ propane tank; ❑ satellite dish; ❑ satellite dish components: ________________________________. **THE FOLLOWING ITEMS (WHICH ADD NO ADDITIONAL VALUE TO THE REAL ESTATE) ARE SPECIFICALLY INCLUDED WITH THE REAL ESTATE:** ________________________. ____.

THE FOLLOWING ITEMS ARE SPECIFICALLY EXCLUDED FROM THE REAL ESTATE: ___________________ ____.

6. CERTIFICATION OF OWNERSHIP: Seller certifies that Seller owns all of the items listed in Section 5 and that they will be free and clear of any debt, lien or encumbrances at closing (except as listed in Section 20 of this Contract). Seller also represents that those signing this Contract constitute all of the owners of the title to the real property and other items as listed in Section 5, together with their respective spouses.

7. SELLER'S CERTIFICATION: Seller certifies to Buyer that **to the best of Seller's knowledge**: The Real Estate (a) ❑ is ☒ is not located in a Historic District, (b) ❑ is ☒ is not subject to a maintenance agreement, (c) ❑ is ☒ is not located in a flood plain requiring insurance, (d) ❑ is ❑ is not subject to a municipal pre-sale inspection, disclosure, and/or certification of occupancy; if the Real Estate is located in a jurisdiction requiring housing inspection before transfer, Seller shall be responsible for completing and submitting the necessary application and will furnish to Buyer or Buyer's agent a copy of the resulting unconditional certificate on or before the date of Closing, (e) no orders of any public authority are pending, (f) no work has been performed or improvement constructed that may result in future assessments, (g) no notices have been received from any public agency with respect to condemnation or appropriation, change in zoning, proposed future assessments, correction of conditions or other similar matters, and (h) to the best of Seller's knowledge, no toxic, explosive or other hazardous substances have been stored, disposed of, concealed within or released on or from the Real Estate and no other adverse environmental conditions within the boundaries of the Real Estate affect the Real Estate except ________________________________. Seller further certifies that, to the best of Seller's knowledge, there are no encroachments, shared driveways, party walls, property tax abatements or homestead exemptions affecting the Real Estate except: ____ and

that no improvements or services (site or area) have been installed or furnished, nor notification received from public authority or owner's association of future improvements of which any part of the costs may be assessed against the Real Estate, except: ______________________________.

8. HOMEOWNER ASSOCIATION/CONDOMINIUM DECLARATIONS, BYLAWS AND ARTICLES: Real Estate (a) ☒ is ❑ is not subject to a homeowner association established by recorded declaration with mandatory membership, (b) ❑ is ❑ is not subject to a homeowner association assessment (separate from HOA fees) (c) ❑ is ❑ is not subject to mandatory fees imposed on the real estate [❑ pool, ❑ golf course, ❑ other______________________] (separate from HOA fees). Seller further certifies that, to the best of Seller's knowledge, there are no Homeowner Association violations (current or outstanding) affecting the Real Estate except: ______________________________.

If the Real Estate is subject to a Homeowner Association Declaration or is a Condominium, Seller will, at Seller's expense, provide Buyer with a current copy of documents affecting the real estate including, but not limited to, documents recorded with the county, the Association Declaration, the Association's financial statements, Rules and Restrictions, schedule of monthly, annual and special assessments/fees, architectural standards (to the extent not included in the Rules and Restrictions), the Bylaws and the Articles of Incorporation and other pertinent documents ("Documents") within 10 calendar days beginning the day following the Contract Acceptance Date. Buyer shall have the right to disapprove of the Documents by delivering written notice of Buyer's disapproval to Seller within 5 calendar days beginning the day following receipt of Documents ("Disapproval Date"). If written notice of disapproval is delivered by the Disapproval Date, then this Contract shall become null and void. Unless written notice is delivered by the Disapproval Date, Buyer shall be deemed to have approved the Documents and waives the right to terminate the Contract based upon the terms and conditions of same. If Seller fails to provide Documents as required, Buyer has the right to terminate the Contract. Seller agrees, as a condition to Closing, to secure, at Seller's expense, written approval for this sale if required by the Documents. Seller, at Seller's expense, shall provide any letter of assessment required at Closing by the lender and/or title company. Seller certifies that the current HOA fees are: $ 400 ❑ Monthly ❑ Quarterly ☒ Annually and/ or ❑ Other ______________________________.

9. MAINTENANCE: Until physical possession is delivered to the Buyer, Seller shall continue to maintain the Real Estate, as described in Section 5, including the grounds and improvements thereon. Seller shall repair or replace any appliances, equipment or systems currently in normal operating condition that fail prior to possession except: ______________________________. Seller further agrees that until physical possession is delivered to the Buyer, the Real Estate will be in as good condition as it is presently, except for normal wear and casualty damage from perils insurable under a standard all risk policy. If, prior to Closing, the Real Estate is damaged or destroyed by fire or other casualty, Buyer shall have the option to (a) proceed with the Closing, or (b) terminate this Contract. While this Contract is pending, Seller shall not change any existing lease or enter into any new lease, nor make any substantial alterations or repairs without the written consent of the Buyer. **Buyer and Seller agree that Buyer shall be provided the opportunity to conduct a walk-through inspection of the Real Estate within 48 hours prior to Closing, solely for the purpose of ascertaining that the Seller has maintained the Real Estate as required herein and has met all other contractual obligations**. Upon Closing, Buyer shall become responsible for any risk of loss and for insurance for the Real Estate.

10. HOME WARRANTY PROGRAM: Buyer has been informed that home warranty programs may be available to provide potential additional benefits to Buyer. Buyer ❑ selects ☒ does not select a home warranty to be provided by a company to be chosen by __________________ and paid for by ____________________ at an amount not to exceed ______________________.

11. INSURANCE: Buyer's right to terminate this Contract due to property and flood insurance availability and/or cost must be satisfied during the **Real Estate Inspection Contingency Period (as defined in Section 14 below)**. Buyer(s) acknowledges that it is Buyer's sole responsibility to make inquiries with regard to insurance, including, but not limited to, real, flood and personal property insurance availability and cost. **BUYER(S) IS RELYING ON BUYER'S OWN UNDERSTANDING OF INSURANCE TO BE OBTAINED.**

12. PROPERTY DISCLOSURE FORM: Buyer ❑ has ☒ has not received the Ohio Residential Property Disclosure form or ❑ Seller represents and warrants that Seller is exempt from providing the Ohio Residential Property Disclosure.

13. BUYER'S OFF-SITE ACKNOWLEDGEMENT: Buyer acknowledges that Buyer has conducted investigations with regard to the municipality, zoning, school district, and use of the Real Estate and conditions outside of the boundaries of the Real Estate, including but not limited to, crime statistics, registration of sex offenders, noise levels (i.e., airports, interstates, environmental), local regulations/development or any other issues of relevance to the Buyer and has verified that the Real Estate is suitable for Buyer's intended use. Buyer assumes sole responsibility for researching such conditions. Notwithstanding anything to the contrary, Seller makes no representations or warranties with regard to these conditions and the use of the Real Estate. Buyer acknowledges that Buyer has been given the opportunity to conduct research pertaining to any and all of the foregoing prior to execution of this Contract. Buyer is relying solely on Buyer's own research, assessment and inquiry with local agencies and is not relying, and has not relied, on Seller or any REALTOR® involved in this transaction.

14. REAL ESTATE INSPECTION CONTINGENCY: **For purposes of this clause, time is of the essence.** The Buyer has the option to have the Real Estate inspected, at Buyer's expense. Buyer shall have up to 10 calendar days ("Inspection Period") beginning the day following Contract Acceptance Date to conduct all inspections related to the Real Estate. Inspections regarding the physical material condition, insurability and cost of a casualty insurance policy, boundaries, and use of the Real Estate shall be the sole responsibility of the Buyer. **Buyer is relying solely upon Buyer's examination of the Real**

Estate, the Seller's certification herein, and inspections herein requested by the Buyer or otherwise required, if any, for its physical condition and overall character, and not upon any representation by the REALTORS® involved. During the Inspection Period, Buyer and Buyer's inspectors and contractors shall be permitted access to the Real Estate at reasonable times and upon reasonable notice. Buyer shall be responsible for any damage to the real estate caused by Buyer or Buyer's inspectors or contractors, which repairs shall be completed in a timely and workmanlike manner at Buyer's expense.

a) If Buyer is not satisfied with the condition of the Real Estate as revealed by the inspection(s) and desires corrections to material defect(s), Buyer shall provide written notification of any material defect(s) and the portion(s) of the inspection report which describe the basis for the Buyer's dissatisfaction to the Listing Firm or Seller with a request for corrections desired within the Inspection Period. Buyer and Seller shall have 5 calendar days beginning the day following the date of delivery of the Post-Inspection Agreement or other written notice requesting corrections ("Settlement Period") to negotiate to reach a written agreement in settlement of the condition of the Real Estate. Delivery of the Post-Inspection Agreement or other written notice requesting corrections to material defects will designate the end of the Inspection Period, if provided prior to the end of the Inspection Period identified above.

If written settlement of the condition of the Real Estate is not reached within the Settlement Period, Buyer shall have the option to withdraw the written request for corrections within the Settlement Period and accept the Real Estate in "as is" condition. If written settlement is not reached, with signed copies of settlement agreement physically delivered to the parties or their respective agents within the Settlement Period, and Buyer has not withdrawn the request for corrections in writing, this Contract shall be terminated. Buyer shall have the right to terminate the Contract, prior to reaching written agreement with signed copies physically delivered to the parties or their respective agents, during the Settlement Period. Buyer agrees that minor repairs and routine maintenance items are not to be considered material defects with regard to this contingency.

OR

b) If Buyer is not satisfied with the condition of the Real Estate, as revealed by the inspection(s) and desires to terminate this Contract, Buyer shall provide written notification to Listing Firm or Seller that Buyer is exercising Buyer's right to terminate this Contract within the Inspection Period, and this Contract shall be terminated.

If Buyer is satisfied with the results of the inspection(s), Buyer shall deliver written notification to Listing Firm or Seller within the Inspection Period stating Buyer's satisfaction and waiver of the contingency. **IF BUYER DOES NOT DELIVER SUCH NOTIFICATION OF SATISFACTION AND WAIVER OF THIS CONTINGENCY OR WRITTEN NOTIFICATION AS IDENTIFIED IN (a) OR (b) ABOVE, WITHIN THE INSPECTION PERIOD, THEN BUYER SHALL BE DEEMED TO BE SATISFIED WITH ALL INSPECTIONS AND THE CONTINGENCY SHALL BE CONSIDERED WAIVED. IF BUYER DOES NOT COMPLETE REAL ESTATE INSPECTION(S) DURING THE INSPECTION PERIOD, BUYER'S RIGHT TO INSPECT SHALL BE DEEMED WAIVED.**

A. X❑ **BUYER ELECTS TO CONDUCT INSPECTION(S) OF THE REAL ESTATE** to determine the material physical condition of the house, land, improvements, fixtures, equipment, any additional structures, and any hazardous conditions on the Real Estate. *(The inspection(s) may include, but are not limited to, the following inspections which may or may not be performed by the same or different inspectors on the same or different dates.)*

Air Conditioning	Heating	Roofing	Water Quality / Quantity	Structural	Well / Septic System
Plumbing	Fireplace Mold	Electrical	Asbestos Radon	Infestations	Any other desired by Buyer

B. ❑ **BUYER WAIVES THE REAL ESTATE INSPECTIONS** in A above with the following exception(s): ______________________________.

Buyer acknowledges that Buyer has been advised by REALTOR® to conduct inspections of the Real Estate and has been provided the opportunity to make this Contract contingent upon the results of such inspections.

C. X❑ **BUYER SELECTS A TERMITE AND WOOD-BORING INSECT INSPECTION** (required by some lenders/types of financing).

❑ **BUYER WAIVES A TERMITE AND WOOD-BORING INSECT INSPECTION.**

D. **LEAD-BASED PAINT INSPECTION:** Buyer ❑ has ❑ has not received the Seller's disclosure of any lead-based paint or lead-based paint hazards known to Seller on the Real Estate. Buyer ❑ has ❑ has not received the pamphlet *"Protect Your Family From Lead in Your Home"*.

X❑ **BUYER SELECTS THE LEAD-BASED PAINT INSPECTION** pursuant to the attached Lead-Based Paint Inspection Addendum, which provides rights and responsibilities that supersede those of the general inspection contingency of this Contract.

❑ **BUYER WAIVES THE LEAD-BASED PAINT INSPECTION.**

❑ **NOT APPLICABLE.**

SELLER(S) AND REALTORS® SHALL NOT BE RESPONSIBLE FOR ANY UNKNOWN AND/OR DISCLOSED DEFECTS IN THE REAL ESTATE. BUYER ACKNOWLEDGES THAT BUYER HAS BEEN ADVISED BY REALTOR® TO CONDUCT INSPECTIONS OF THE REAL ESTATE THAT ARE OF CONCERN TO BUYER AND HAS BEEN PROVIDED THE OPPORTUNITY TO MAKE THIS CONTRACT CONTINGENT UPON THE RESULTS OF SUCH INSPECTION(S).

Buyer's Initials DS JT _____ Date / Time 11/23/2022 Seller's Initials JG EG Date / Time 11-28-2022 3:48 PM EST

15. PROPERTY SURVEY: Buyer(s) acknowledges that surveys obtained by the lender are not for the benefit of the Buyer. If Buyer elects to have the property surveyed for his benefit, it shall be at Buyer's expense.

16. OTHER CONTINGENCIES/AGREEMENTS: ☒ See attached Addenda which are signed by all parties and incorporated into this Contract: Contract is assignable.

17. TITLE INSURANCE: Title insurance is designed to protect the policyholder of such title insurance for covered losses caused by defects in title (ownership) to the Real Estate that are in existence on the date and time the policy of title insurance is issued. Title insurance is different from casualty or liability insurance. **Buyer is encouraged to inquire about the benefits of owner's title insurance from a title insurance agency or provider**. **An Owner's Policy of Title Insurance, while not required, is recommended. A Lender's Policy of Title Insurance, if required by the mortgage lender, does not provide protection to the Buyer**. **Buyer acknowledges that it is Buyer's sole responsibility to make inquiries with regard to owner's title insurance prior to Closing.**

☒ Buyer selects an Owner's Policy of Title Insurance**.**

☐ Buyer selects an Owner's Policy of Title Insurance at Buyer's expense**.**

☐ **Seller shall pay an amount not to exceed $300 towards the purchase of an Owner's Policy of Title Insurance and Buyer shall be responsible for payment of the balance of the Owner's Policy of Title Insurance premium**

~~☐ **Seller shall pay the entire cost of an Owner's Policy of Title Insurance premium.**~~

~~Seller's contribution is payable only if Buyer has selected to obtain the Owner's Policy of Title Insurance at Closing, so that Seller's contribution may be deducted from the proceeds paid to Seller at Closing. This amount shall be in addition to Seller-paid settlement charges stated in Section 3, if any.~~ seller will not pay cost of title insurance. EG JG

18. TAXES AND ASSESSMENTS: At Closing, Seller shall pay or credit on the purchase price (a) all real estate taxes and assessments, including penalties and interest, which became due and payable prior to the Closing, (b) a pro rata share, calculated as of the closing date in the manner set forth below, of the taxes and assessments becoming due and payable after the closing, and (c) the amount of any agricultural tax savings accrued as of the Closing date which would be subject to recoupment if the Real Estate were converted to a non-agricultural use (whether or not such conversion actually occurs), unless Buyer has indicated that Buyer is acquiring the Real Estate for agricultural purposes. ☐ If checked, Buyer hereby states that Buyer will use Real Estate for agricultural purposes and expressly waives Sellers payment to Buyer of the estimated agricultural tax savings subject to CAUV recoupment.

TAX PRORATIONS: All prorations shall be based upon the most recent available tax rates, assessments and valuations. It is the intent of the Seller and Buyer that each shall pay the real estate expenses as follows:

Seller's share is based upon the taxes and assessments which are a lien for the year of the Closing. Long Proration Method - Seller pays entire taxes due which cover the tax period(s) up to the date of Closing. If new construction, Long Proration method shall apply.

☐ Short Proration Method: ONLY CHECK THIS BOX IF THE SHORT PRORATION METHOD IS TO BE USED - Seller's share shall be calculated as of the date of Closing, based upon the amount of the annual taxes (as determined by the most recently assessed tax amounts) to establish a daily rate of taxes and then multiplying the daily rate by the number of days from the first day of the current, semi-annual tax period to the date of Closing. If checked, the Short Proration Method shall be applicable and shall supersede the provision to use the Long Proration Method.

ASSESSMENTS: Any special assessments are payable in a single annual installment and shall be prorated on the long proration method. Seller and Buyer acknowledge that actual bills received by Buyer after Closing for real estate taxes and assessments may differ from the amounts prorated at Closing; however, all Closing prorations shall be final, except for the following (if applicable): (i.e., tax abated property, new construction, etc.) ____________________ Buyer shall assume responsibility for above items upon Closing. The Real Estate may contain a newly-constructed residence which at the time of Closing does not yet appear on the most recent official tax duplicate available, so that the tax bill prorated at the Closing shows taxes for only the vacant or partially improved land. Seller agrees that Seller is responsible for the amount of all real estate taxes assessed for the land and the residence through the date of Closing, regardless of when assessed, and if one or more tax bills are issued after the Closing which show taxes which were not prorated by Seller and Buyer at the Closing, Seller shall immediately pay the additional appropriate prorated amount to Buyer upon delivery by Buyer of the new tax bill(s). This provision shall survive the Closing and delivery of the deed, and the REALTOR® shall not be responsible for enforcement of this provision. Buyer shall be solely responsible for inquiring about and determining any tax credits or abatements available to the Real Estate.

19. OTHER PRORATIONS: It is the intent of the Seller and Buyer that each shall pay the real estate expenses listed in (a) and (b) below due for the period of time that each owns the Real Estate. There shall be prorated between Seller and Buyer as of Closing: (a) homeowner/condominium association assessments and other charges imposed by the association under the terms of the Association/Condominium Documents, if applicable, as shown on the most recent official Association statement available as

of the date of Closing, and/or, (b) rents and operating expenses if the Real Estate is rented to tenants. Security and/or damage deposits held by Seller shall be transferred to Buyer at Closing without proration. Seller and Buyer acknowledge that prorations are based on the information provided at closing and that actual amounts charged and/or collected for prorated items may differ; however all Closing prorations shall be final.

20. CONVEYANCE AND CLOSING: Closing services will be provided by title company designated by Buyer: ServiceLink (name of title company, if known). Both Buyer and Seller agree to execute all documents required by the closing/escrow agent. At Closing, Seller shall be responsible for transfer taxes, Condominium or HOA transfer fees, conveyance fees, deed preparation, settlement fees chargeable to Seller, the cost of removing or discharging any defect, lien or encumbrance required for conveyance of the Real Estate as required by this Contract; and shall convey marketable title (as determined with reference to the Ohio State Bar Association Standards of Title Examination) to the Real Estate by recordable and transferable deed of general warranty or fiduciary deed, if applicable, in fee simple absolute, with release of dower. Date of Closing will be 21 days from acceptance 12/19/2022, or earlier as mutually agreed by the parties. Title shall be free, clear and unencumbered as of Closing, with the exception of the following, if applicable: (1) covenants, conditions, restrictions and easements of record, (2) legal highways, (3) any mortgage expressly assumed by Buyer and agreed to by Seller's current lender in writing, (4) all installments of taxes and assessments becoming due and payable after Closing, (5) zoning and other laws, (6) homeowner/condominium association fees becoming due and payable after Closing, and (7) the following assessments (certified or otherwise): ____________. Seller shall have the right at Closing to pay out of the Purchase Price any and all encumbrances or liens. Make deed to: ____________.

21. POSSESSION AND OCCUPANCY: For purposes of this clause, time is of the essence. Subject to rights of tenants, possession/occupancy shall be given ☒ at Closing ☐ on or before ____________ o'clock ☐ (A.M.) ☐ (P.M.) ☐ (Noon) EASTERN/DAYLIGHT STANDARD TIME on ____________, or such earlier date that the Seller so notifies the Buyer. Until such time, Seller shall have the right of possession/occupancy free of rent, unless otherwise specified, but shall pay for all utilities used. Seller shall order final meter readings to be made as of the occupancy date for all utilities serving the Real Estate and Seller shall pay for all final bills rendered from such meter readings. Seller acknowledges and agrees that prior to Buyer taking possession of the Real Estate, Seller shall remove all personal possessions not included in this Contract and shall remove all debris. **If Seller fails to vacate as agreed in this Contract or any attached post-closing occupancy agreement, Seller shall be responsible for all additional expenses, including attorney's fees, incurred by Buyer to take possession as a result of Seller's failure to vacate.**

22. AGENCY DISCLOSURES: Buyer and Seller acknowledge having reviewed the attached state-mandated agency disclosure statement(s).

23. COMPANY SPECIFIC PROVISIONS:

24. M.L.S. AND PUBLIC RECORD ACKNOWLEDGEMENT: Seller and Buyer acknowledge that REALTOR® shall disclose this sales information to any Multiple Listing Service to which REALTOR® is a member and that disclosure by M.L.S. to other M.L.S. participants, affiliates, governmental agencies or other sources authorized to receive M.L.S. information shall be made. Seller and Buyer acknowledge that sales information is public record and may be accessed and used by entities, both public and private, without the consent of the parties. Seller and Buyer authorize REALTOR® to disclose financing settlement charges paid by seller and other concession data upon inquiry and to the M.L.S. sold database, as applicable, to the extent necessary to adjust price to accurately reflect market value.

25. SOLE CONTRACT: The parties agree that this Contract constitutes their entire agreement and no oral or implied agreement exists. **Any acceptance of, amendments and/or extensions to this Contract shall be in writing, signed by all parties and copies shall be included with all copies of the original Contract.** This Contract shall be binding upon the parties, their heirs, administrators, executors, successors and assigns. Faxes and Internet transmissions are an acceptable method of communication for physical delivery of the Contract in this transaction and shall be binding upon the parties.

26. ELECTRONIC SIGNATURES: Manual or electronic signatures on contract documents, transmitted in original, facsimile or electronic format shall be valid for purposes of this Contract and any amendments, addendums or notices to be delivered in connection with this Contract.

27. INDEMNITY: Seller and Buyer recognize that the REALTORS® involved in the sale are relying on all information provided herein or supplied by Seller or Seller's sources and Buyer and Buyer's sources in connection with the Real Estate, and agree to indemnify and hold harmless the REALTORS®, their agents and employees from any claims, demands, damages, lawsuits, liabilities, costs and expenses (including reasonable attorney's fees) arising out of any referrals, misrepresentation or concealment of facts by Seller or Seller's sources and/or Buyer and Buyer's sources.

28. ELECTRONIC/WIRE FRAUD: Email is **not** always secure or confidential. Never respond to a request that you send funds or nonpublic personal information, such as credit card or debit card numbers or bank account and/or routing numbers, by email. If you receive an email message concerning a transaction and the email requests that you send funds or provide nonpublic personal information, **do not respond** to the email and immediately contact the known individual/entity with whom you have an established relationship using a separate verified method of communication to determine/notify of suspected email fraud.

29. ACKNOWLEDGMENT: Buyer and Seller acknowledge that any questions regarding legal liability with regard to any provision in this Contract, accompanying disclosure forms and addendums or with regard to Buyer's/Seller's obligations as set forth in this Contract must be directed to Buyer's/Seller's attorney. In the event the Broker provides to Buyer or Seller names of companies or sources for such advice and assistance, the parties additionally acknowledge and agree that the Broker does not warrant, guarantee, or endorse the services and/or products of such companies or sources.

30. CONTRACT ACCEPTANCE DATE: As used herein, the Contract Acceptance Date shall be defined as the date on which all provisions of the Contract have been accepted and agreed by all parties to the Contract, and the document reflecting the final signatures of acceptance has been physically delivered to the other party ("Contract Acceptance Date").

31. EXPIRATION AND APPROVAL: This offer is void if not accepted in writing on this Contract form, with this form physically delivered to Buyer or Buyer's agent on or before 11/28/2022 o'clock ❑ (A.M.) ☒ (P.M.) ❑ (Noon) EASTERN/DAYLIGHT STANDARD TIME 6:00pm. The Buyer has read, fully understands and approves the foregoing offer and acknowledges receipt of a signed copy. Buyer certifies that the signatory(ies) below has/have full authority to enter into this agreement and that no additional signatories, spouse or otherwise, are necessary in order to purchase the property.

11/23/2022	DocuSigned by: Jeff Talbert on behalf of Arrived Holdings Inc DA0BABF2CF604E4...	11/23/2022
Print Buyer's Name	Buyer's Signature	Date/Time
Print Buyer's Name	Buyer's Signature	Date/Time

Buyer's Address ______________________________

32. ACTION BY SELLER: The undersigned Seller has read and fully understands the foregoing offer. Seller certifies that the signatory(ies) below has/have full authority to enter into this Contract and that no additional signatories, spouse or otherwise, are necessary in order to convey the Real Estate. Seller hereby: ❑ accepts said offer and agrees to convey the Real Estate according to the above terms and conditions, ❑ rejects said offer, or ☑ counteroffers according to the above modifications initialed and dated by Seller, which counteroffer shall become null and void if not accepted in writing on this Contract form, with this form physically delivered to Seller or Seller's agent on or before 5:00 o'clock ❑ (A.M.) ☑ (P.M.) ❑ (Noon) EASTERN/DAYLIGHT STANDARD TIME ______________.

Joshua Greatorex	Joshua Greatorex	11-28-2022 3:48 PM EST
Print Seller's Name	Seller's Signature	Date/Time
Erika Greatorex	Erika Greatorex	11-28-2022 3:47 PM EST
Print Seller's Name	Seller's Signature	Date/Time

Seller's Address ______________________________

[ALL OWNERS AND SPOUSES OF OWNERS MUST SIGN.]

COMPLETE THE SECTIONS BELOW FOR ADMINISTRATIVE PROCESSING

CONTRACT ACCEPTANCE DATE: Contract terms dictate that physical delivery of final signature(s) on this contract form to the other party constitutes contract acceptance. Delivery of final contract to other party is to be made on the date of final signature(s).

DATE OF FINAL SIGNATURE ON DocuSigned by: Jeff Talbert on behalf of Arrived Holdings Inc DA0BABF2CF604E4... 11/28/2022 (Date/Time)

RECEIPT OF EARNEST MONEY DEPOSIT: Failure to provide written verification as provided in Section 2 of the Contract to Purchase may result in Seller's termination of the Contract.

I hereby certify receipt of Earnest Money (❑ check/money order # ______, ❑ wire/electronic transfer # ______, ❑ cash, ❑ other ______________) in the amount of $______________.

I further certify that the funds shall be submitted for deposit in accordance with Ohio law and acknowledge that failure to deposit in a timely manner is a violation of license law.

Print REALTOR®'s Name/Firm	REALTOR®'s Signature	Date/Time

THIS INFORMATION IS REQUIRED FOR TITLE, LENDER AND ADMINISTRATIVE PROCESSING

The signatories below grant permission to the settlement agent to provide to their respective Real Estate Broker or their authorized Sales Associates, copies of the Closing Disclosure and the Settlement Statement for review prior to Closing.

Joshua Greatorex	11-28-2022 3:48 PM EST	Erika Greatorex	11-28-2022 3:47 PM EST
Seller's Signature	Date/Time	Seller's Signature	Date/Time
DocuSigned by: Jeff Talbert on behalf of Arrived Holdings LLC DA0B4BB20F6D424	11/28/2022		
Buyer's Signature	Date/Time	Buyer's Signature	Date/Time

SELLING/BUYER'S REALTOR® Firm: Marketplace Homes

Address 1380 E Jefferson Ave, Detroit, MI, 48207

Broker Firm State License Number SOLE.0000204458 Broker Firm MLS ID SOLE.0000204458

Contact (Agent) Name ~~Elliott Dyer Transaction Coordinator~~ Larry D Patton JG EG

Contact (Agent) State License Number ~~N/A~~ SOLE.0000204458 Agent MLS Number N/A

Contact (Agent) Email and Phone elliott.dyer@marketplacehomes.com, (313) 648-1189

(Principal) Broker Name Larry D. Patton

LISTING/SELLER'S REALTOR® Firm: Sibcy Cline

Address 8044 Montgomery Rd, Cincinnati, OH

Broker Firm State License Number 46766 Broker Firm MLS ID SIBC05

Contact (Agent) Name Jessica Back

Contact (Agent) State License Number 2016005806 Agent MLS Number 265806

Contact (Agent) Email and Phone jessicaback@sibcycline.com, 937-308-4329

(Principal) Broker Name Robert Sibcy